Exhibit 99.1

IQVIA Reports Fourth-Quarter and Full-Year 2023 Results; Issues Full-Year 2024 Guidance

  Revenue of $3,868 million for the fourth quarter, $14,984 million for the full year
  GAAP Net Income of $469 million for the fourth quarter, $1,358 million for the full year
  Adjusted EBITDA of $966 million for the fourth quarter, $3,569 million for the full year
  GAAP Diluted Earnings per Share of $2.54 for the fourth quarter, $7.29 for the full year
  Adjusted Diluted Earnings per Share of $2.84 for the fourth quarter, $10.20 for the full year
  R&D Solutions quarterly bookings of over $2.8 billion, representing book-to-bill ratio of 1.31x
  R&D Solutions contracted backlog of $29.7 billion grew 9.2 percent year-over-year
  Full-year 2024 revenue guidance of $15,400 million to $15,650 million, Adjusted EBITDA of $3,700 million to $3,800 million and Adjusted Diluted Earnings per Share of $10.95 to $11.25

RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)--February 14, 2024--IQVIA Holdings Inc. (“IQVIA”) (NYSE:IQV), a leading global provider of advanced analytics, technology solutions, and clinical research services to the life sciences industry, today reported financial results for the quarter ended December 31, 2023.

Fourth-Quarter 2023 Operating Results
Revenue for the fourth quarter of $3,868 million increased 3.5 percent on a reported basis and 2.6 percent at constant currency, compared to the fourth quarter of 2022. Technology & Analytics Solutions (TAS) revenue of $1,531 million grew 2.1 percent on a reported basis and 1.3 percent at constant currency. Research & Development Solutions (R&DS) revenue of $2,151 million grew 4.5 percent on a reported basis and 3.7 percent at constant currency. Excluding the impact of pass throughs, R&DS revenue grew 6.0 percent year-over-year on a reported basis. Contract Sales & Medical Solutions (CSMS) revenue of $186 million grew 2.2 percent on a reported basis and 1.7 percent at constant currency.

As of December 31, 2023, R&DS contracted backlog, including reimbursed expenses, was $29.7 billion, growing 9.2 percent year-over-year and 8.8 percent at constant currency. The company expects approximately $7.5 billion of this backlog to convert to revenue in the next twelve months. The fourth-quarter book-to-bill ratio was 1.31x. For the year ended December 31, 2023, the book-to-bill ratio was 1.28x.

"The IQVIA team delivered solid 2023 results in a challenging macro environment," said Ari Bousbib, chairman and CEO of IQVIA. "The TAS segment continued to grow despite persistent client caution and lower spending levels. In R&DS, clinical demand remained strong with double-digit RFP growth and a 1.31 book-to-bill ratio for the quarter. As we begin 2024, the fundamentals of our business and the outlook for our end markets remain healthy."

Fourth-quarter GAAP Net Income was $469 million, up 106.6 percent year-over-year, and GAAP Diluted Earnings per Share was $2.54, increasing 111.7 percent year-over-year. Adjusted Net Income was $523 million, down 0.2 percent year-over-year, and Adjusted Diluted Earnings per Share was $2.84, up 2.2 percent year-over-year. Adjusted EBITDA was $966 million, increasing 5.0 percent year-over-year.

Full-Year 2023 Operating Results
Revenue of $14,984 million for the full year of 2023 grew 4.0 percent on a reported basis and 4.1 percent at constant currency, compared to 2022. TAS revenue was $5,862 million, up 2.0 percent on a reported basis and 2.1 percent at constant currency. R&DS revenue was $8,395 million, up 6.0 percent on a reported basis and 6.0 percent at constant currency. CSMS revenue was $727 million, down 2.2 percent on a reported basis and 0.3 percent at constant currency.

For the full year of 2023, GAAP Net Income was $1,358 million, up 24.5 percent year-over-year, and GAAP Diluted Earnings per Share was $7.29, up 27.4 percent year-over-year. Adjusted Net Income was $1,901 million, decreasing 1.9 percent year-over-year, and Adjusted Diluted Earnings per Share was $10.20, up 0.4 percent year-over-year. Adjusted EBITDA for the full year of 2023 was $3,569 million, up 6.7 percent year-over-year.

Financial Position
As of December 31, 2023, cash and cash equivalents were $1,376 million and debt was $13,673 million, resulting in net debt of $12,297 million. IQVIA’s Net Leverage Ratio was 3.45x trailing twelve-month Adjusted EBITDA. For the fourth quarter of 2023, Operating Cash Flow was $747 million and Free Cash Flow was $568 million. For the full year of 2023, Operating Cash Flow was $2,149 million and Free Cash Flow was $1,500 million.

During the fourth quarter, the company refinanced approximately $2.75 billion of near-term maturities, effectively extending maturities to 2029 and 2031 at an average fixed rate below 4.9 percent after swaps. As a result of this transaction, over 80 percent of the company's debt is now at fixed interest rates.

Share Repurchase
During the fourth quarter of 2023, the company repurchased $229 million of its common stock, resulting in full-year share repurchases of $992 million. IQVIA had $2,363 million of share repurchase authorization remaining as of December 31, 2023.

Full-Year 2024 Guidance
For the full year of 2024, the company expects revenue to be between $15,400 million and $15,650 million. This revenue guidance assumes approximately $300 million of COVID-related revenue step down, about 50 basis points of headwind from foreign exchange, and about 100 basis points of contribution from acquisitions.

The company expects Adjusted EBITDA to be between $3,700 million and $3,800 million and Adjusted Diluted Earnings per Share is expected to be between $10.95 and $11.25.

All financial guidance assumes foreign currency exchange rates as of February 12, 2024 remain in effect for the forecast period.

Webcast & Conference Call Details
IQVIA will host a conference call at 9:00 a.m. Eastern Time today to discuss its fourth-quarter and full-year 2023 results and 2024 guidance. To listen to the event and view the presentation slides via webcast, join from the IQVIA Investor Relations website at http://ir.iqvia.com. To participate in the conference call, interested parties must register in advance by clicking on this link. Following registration, participants will receive a confirmation email containing details on how to join the conference call, including the dial-in and a unique passcode and registrant ID. At the time of the live event, registered participants connect to the call using the information provided in the confirmation email and will be placed directly into the call.

About IQVIA
IQVIA (NYSE:IQV) is a leading global provider of advanced analytics, technology solutions, and clinical research services to the life sciences industry. IQVIA creates intelligent connections across all aspects of healthcare through its analytics, transformative technology, big data resources, extensive domain expertise and network of partners. IQVIA Connected Intelligence™ delivers actionable insights and powerful solutions with speed and agility — enabling customers to accelerate the clinical development and commercialization of innovative medical treatments that improve healthcare outcomes for patients. With approximately 87,000 employees, IQVIA conducts operations in more than 100 countries.

IQVIA is a global leader in protecting individual patient privacy. The company uses a wide variety of privacy-enhancing technologies and safeguards to protect individual privacy while generating and analyzing information on a scale that helps healthcare stakeholders identify disease patterns and correlate with the precise treatment path and therapy needed for better outcomes. IQVIA’s insights and execution capabilities help biotech, medical device and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders tap into a deeper understanding of diseases, human behaviors and scientific advances, in an effort to advance their path toward cures. To learn more, visit www.iqvia.com.

Cautionary Statements Regarding Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, our full-year 2024 guidance. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “assume,” “anticipate,” “intend,” “plan,” “forecast,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words that are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from our expectations due to a number of factors, including, but not limited to, the following: business disruptions caused by natural disasters, pandemics such as the COVID-19 (coronavirus) outbreak, including any variants, and the public health policy responses to the outbreak, and international conflicts or other disruptions outside of our control such as the current situation in Ukraine and Russia; most of our contracts may be terminated on short notice, and we may lose or experience delays with large client contracts or be unable to enter into new contracts; the market for our services may not grow as we expect; we may be unable to successfully develop and market new services or enter new markets; imposition of restrictions on our use of data by data suppliers or their refusal to license data to us; any failure by us to comply with contractual, regulatory or ethical requirements under our contracts, including current or future changes to data protection and privacy laws; breaches or misuse of our or our outsourcing partners’ security or communications systems; failure to meet our productivity or business transformation objectives; failure to successfully invest in growth opportunities; our ability to protect our intellectual property rights and our susceptibility to claims by others that we are infringing on their intellectual property rights; the expiration or inability to acquire third party licenses for technology or intellectual property; any failure by us to accurately and timely price and formulate cost estimates for contracts, or to document change orders; hardware and software failures, delays in the operation of our computer and communications systems or the failure to implement system enhancements; the rate at which our backlog converts to revenue; our ability to acquire, develop and implement technology necessary for our business; consolidation in the industries in which our clients operate; risks related to client or therapeutic concentration; government regulators or our customers may limit the number or scope of indications for medicines and treatments or withdraw products from the market, and government regulators may impose new regulatory requirements or may adopt new regulations affecting the biopharmaceutical industry; the risks associated with operating on a global basis, including currency or exchange rate fluctuations and legal compliance, including anti-corruption laws; risks related to changes in accounting standards; general economic conditions in the markets in which we operate, including financial market conditions, inflation, and risks related to sales to government entities; the impact of changes in tax laws and regulations; and our ability to successfully integrate, and achieve expected benefits from, our acquired businesses. For a further discussion of the risks relating to our business, see the “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Securities and Exchange Commission (the "SEC"), as such factors may be amended or updated from time to time in our subsequent periodic and other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. We assume no obligation to update any such forward-looking statement after the date of this release, whether as a result of new information, future developments or otherwise.

Note on Non-GAAP Financial Measures
This release includes information based on financial measures that are not recognized under generally accepted accounting principles in the United States ("GAAP"), such as Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted Earnings per Share, Gross Leverage Ratio, Net Leverage Ratio and Free Cash Flow. Non-GAAP financial measures are presented only as a supplement to the company’s financial statements based on GAAP. Non-GAAP financial information is provided to enhance understanding of the company’s financial performance, but none of these non-GAAP financial measures are recognized terms under GAAP, and non-GAAP measures should not be considered in isolation from, or as a substitute analysis for, the company’s results of operations as determined in accordance with GAAP. The company uses non-GAAP measures in its operational and financial decision making, and believes that it is useful to exclude certain items in order to focus on what it regards to be a more meaningful indicator of the underlying operating performance of the business. For example, the company excludes all the amortization of intangible assets associated with acquired customer relationships and backlog, databases, non-compete agreements, trademarks and trade names from non-GAAP expense and income measures as such amounts can be significantly impacted by the timing and size of acquisitions. Although we exclude amortization of acquired intangible assets from our non-GAAP expenses, we believe that it is important for investors to understand that revenue generated from such intangibles is included within revenue in determining net income. As a result, internal management reports feature non-GAAP measures which are also used to prepare strategic plans and annual budgets and review management compensation. The company also believes that investors may find non-GAAP financial measures useful for the same reasons, although investors are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures.

The non-GAAP financial measures are not presented in accordance with GAAP. Please refer to the schedules attached to this release for reconciliations of non-GAAP financial measures contained herein to the most directly comparable GAAP measures. Our full-year 2024 guidance measures (other than revenue) are provided on a non-GAAP basis without a reconciliation to the most directly comparable GAAP measure because the company is unable to predict with a reasonable degree of certainty certain items contained in the GAAP measures without unreasonable efforts. For the same reasons, the company is unable to address the probable significance of the unavailable information. Such items include, but are not limited to, acquisition related expenses, restructuring and related expenses, stock-based compensation and other items not reflective of the company's ongoing operations.

Non-GAAP measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies comparable to the company, many of which present non-GAAP measures when reporting their results. Non-GAAP measures have limitations as an analytical tool. They are not presentations made in accordance with GAAP, are not measures of financial condition or liquidity and should not be considered as an alternative to profit or loss for the period determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies. As a result, you should not consider such performance measures in isolation from, or as a substitute analysis for, the company’s results of operations as determined in accordance with GAAP.

IQVIAFIN

Table 1 IQVIA HOLDINGS INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (preliminary and unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions, except per share data)	2023	2022	2023	2022
Revenues	$3,868	$3,739	$14,984	$14,410
Cost of revenues, exclusive of depreciation and amortization	2,478	2,407	9,745	9,382
Selling, general and administrative expenses	556	583	2,053	2,071
Depreciation and amortization	316	357	1,125	1,130
Restructuring costs	17	13	84	28
Income from operations	501	379	1,977	1,799
Interest income	(12)	(6)	(36)	(13)
Interest expense	181	128	672	416
Loss on extinguishment of debt	6	—	6	—
Other (income) expense, net	(47)	(18)	(124)	33
Income before income taxes and equity in (losses) earnings of unconsolidated affiliates	373	275	1,459	1,363
Income tax (benefit) expense	(102)	48	101	260
Income before equity in (losses) earnings of unconsolidated affiliates	475	227	1,358	1,103
Equity in (losses) earnings of unconsolidated affiliates	(6)	—	—	(12)
Net income	$469	$227	$1,358	$1,091
Earnings per share attributable to common stockholders:
Basic	$2.58	$1.22	$7.39	$5.82
Diluted	$2.54	$1.20	$7.29	$5.72
Weighted average common shares outstanding:
Basic	181.9	185.7	183.8	187.6
Diluted	184.3	188.6	186.3	190.6

Table 2 IQVIA HOLDINGS INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (preliminary and unaudited)

	December 31,
(in millions, except per share data)	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$1,376	$1,216
Trade accounts receivable and unbilled services, net	3,381	2,917
Prepaid expenses	141	151
Income taxes receivable	32	43
Investments in debt, equity and other securities	120	93
Other current assets and receivables	546	561
Total current assets	5,596	4,981
Property and equipment, net	523	532
Operating lease right-of-use assets	296	331
Investments in debt, equity and other securities	105	68
Investments in unconsolidated affiliates	134	94
Goodwill	14,567	13,921
Other identifiable intangibles, net	4,839	4,820
Deferred income taxes	166	118
Deposits and other assets, net	455	472
Total assets	$26,681	$25,337
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$3,564	$3,316
Unearned income	1,799	1,797
Income taxes payable	116	161
Current portion of long-term debt	718	152
Other current liabilities	294	152
Total current liabilities	6,491	5,578
Long-term debt, less current portion	12,955	12,595
Deferred income taxes	202	464
Operating lease liabilities	223	264
Other liabilities	698	671
Total liabilities	20,569	19,572
Stockholders’ equity:
Common stock and additional paid-in capital, 400.0 shares authorized as of December 31, 2023 and 2022, $0.01 par value, 257.2 shares issued and 181.5 shares outstanding as of December 31, 2023; 256.4 shares issued and 185.7 shares outstanding as of December 31, 2022	11,028	10,898
Retained earnings	4,692	3,334
Treasury stock, at cost, 75.7 and 70.7 shares as of December 31, 2023 and 2022, respectively	(8,741)	(7,740)
Accumulated other comprehensive loss	(867)	(727)
Total stockholders’ equity	6,112	5,765
Total liabilities and stockholders’ equity	$26,681	$25,337

Table 3 IQVIA HOLDINGS INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (preliminary and unaudited)

	Year Ended December 31,
(in millions)	2023	2022
Operating activities:
Net income	$1,358	$1,091
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	1,125	1,130
Amortization of debt issuance costs and discount	18	15
Stock-based compensation	217	194
Gain on disposals of property and equipment, net	—	(10)
Losses of unconsolidated affiliates	—	12
(Gain) loss on investments, net	(20)	27
Benefit from deferred income taxes	(269)	(115)
Changes in operating assets and liabilities:
Accounts receivable and unbilled services	(388)	(421)
Prepaid expenses and other assets	34	7
Accounts payable and accrued expenses	267	427
Unearned income	(29)	31
Income taxes payable and other liabilities	(164)	(128)
Net cash provided by operating activities	2,149	2,260
Investing activities:
Acquisition of property, equipment and software	(649)	(674)
Acquisition of businesses, net of cash acquired	(876)	(1,315)
Purchases of marketable securities, net	(6)	(5)
Investments in unconsolidated affiliates, net of payments received	(39)	(20)
(Investments in) debt and equity securities	(38)	—
Other	5	8
Net cash used in investing activities	(1,603)	(2,006)
Financing activities:
Proceeds from issuance of debt	4,000	1,250
Payment of debt issuance costs	(50)	(5)
Repayment of debt and principal payments on finance leases	(2,873)	(634)
Proceeds from revolving credit facility	2,384	2,350
Repayment of revolving credit facility	(2,709)	(2,025)
Payments related to employee stock option plans	(61)	(71)
Repurchase of common stock	(992)	(1,168)
Contingent consideration and deferred purchase price payments	(81)	(26)
Net cash used in financing activities	(382)	(329)
Effect of foreign currency exchange rate changes on cash	(4)	(75)
Increase (decrease) in cash and cash equivalents	160	(150)
Cash and cash equivalents at beginning of period	1,216	1,366
Cash and cash equivalents at end of period	$1,376	$1,216

Table 4 IQVIA HOLDINGS INC. AND SUBSIDIARIES NET INCOME TO ADJUSTED EBITDA RECONCILIATION (preliminary and unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2023	2022	2023	2022
Net Income	$469	$227	$1,358	$1,091
(Benefit from) provision for income taxes (1)	(102)	48	101	260
Depreciation and amortization	316	357	1,125	1,130
Interest expense, net	169	122	636	403
Losses of unconsolidated affiliates	6	—	—	12
Deferred revenue purchase accounting adjustments	—	—	—	1
Stock-based compensation	45	58	217	194
Other (income) expense, net (2)	(40)	53	(132)	104
Loss on extinguishment of debt	6	—	6	—
Restructuring and related expenses (3)	24	26	126	73
Acquisition related expenses	73	29	132	78
Adjusted EBITDA	$966	$920	$3,569	$3,346
(1)	Three and Twelve months ended December 31, 2023 include a $125 million tax benefit due to an internal legal entity restructuring.
(2)	Reflects certain non-operating income items, revaluations of contingent consideration and certain non-recurring expenses.
(3)	Reflects restructuring costs as well as accelerated expenses related to lease exits.

Table 5 IQVIA HOLDINGS INC. AND SUBSIDIARIES NET INCOME TO ADJUSTED NET INCOME RECONCILIATION (preliminary and unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions, except per share data)	2023	2022	2023	2022
Net Income	$469	$227	$1,358	$1,091
(Benefit from) provision for income taxes (1)	(102)	48	101	260
Purchase accounting amortization (2)	149	149	560	563
Losses of unconsolidated affiliates	6	—	—	12
Deferred revenue purchase accounting adjustments	—	—	—	1
Stock-based compensation	45	58	217	194
Other (income) expense, net (3)	(40)	53	(132)	104
Loss on extinguishment of debt	6	—	6	—
Restructuring and related expenses (4)	34	88	136	135
Acquisition related expenses	73	29	132	78
Adjusted Pre Tax Income	$640	$652	$2,378	$2,438
Adjusted tax expense	(117)	(128)	(477)	(501)
Adjusted Net Income	$523	$524	$1,901	$1,937

Adjusted earnings per share attributable to common stockholders:
Basic	$2.88	$2.82	$10.34	$10.33
Diluted	$2.84	$2.78	$10.20	$10.16
Weighted average common shares outstanding:
Basic	181.9	185.7	183.8	187.6
Diluted	184.3	188.6	186.3	190.6
(1)	Three and Twelve months ended December 31, 2023 include a $125 million tax benefit due to an internal legal entity restructuring; the benefit is excluded from Adjusted tax expense.
(2)	Reflects all the amortization of acquired intangible assets.
(3)	Reflects certain non-operating income items, revaluations of contingent consideration and certain non-recurring expenses.
(4)	Reflects restructuring costs as well as accelerated expenses related to lease exits and asset abandonments.

Table 6 IQVIA HOLDINGS INC. AND SUBSIDIARIES NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW RECONCILIATION (preliminary and unaudited)

	Three Months Ended December 31,	Twelve Months Ended December 31,
(in millions)	2023	2023
Net Cash provided by Operating Activities	$747	$2,149
Acquisition of property, equipment and software	(179)	(649)
Free Cash Flow	$568	$1,500

Table 7 IQVIA HOLDINGS INC. AND SUBSIDIARIES CALCULATION OF GROSS AND NET LEVERAGE RATIOS AS OF DECEMBER 31, 2023 (preliminary and unaudited)

(in millions)
Gross Debt, net of Unamortized Discount and Debt Issuance Costs, as of December 31, 2023	$13,673
Net Debt as of December 31, 2023	$12,297
Adjusted EBITDA for the twelve months ended December 31, 2023	$3,569
Gross Leverage Ratio (Gross Debt/LTM Adjusted EBITDA)	3.83x
Net Leverage Ratio (Net Debt/LTM Adjusted EBITDA)	3.45x

Contacts

Nick Childs, IQVIA Investor Relations (nicholas.childs@iqvia.com)
+1.973.316.3828